Exhibit 99.1

Kaya Holdings (OTCQB:KAYS) Secures Site for The Sacred Mushroom™ Planned Psilocybin Treatment Center

State-of-the-Art Facility to Offer Access to Psilocybin Treatments

FT. LAUDERDALE, FL /September 28, 2022 / Kaya Holdings, Inc., ("KAYS" or the "Company") (OTCQB:KAYS) announced today that it has secured premium space for its planned psilocybin treatment center, The Sacred Mushroom™.

Seen above, the almost 11,000 square foot space on the top floor of Portland Oregon’s iconic Falcon Building offers the Company the opportunity to implement its proprietary and innovative approach to psilocybin treatments.

The Sacred Mushroom™, a one-of-a-kind Psilocybin Production and Facilitation Center in Portland, Oregon will be designed to provide visitors with access to its microdosing café, private treatment rooms and group session areas, as well as activity zones that include yoga, listening stations, journaling chairs, and expression through art – delivering a comfortable and relaxing environment for psychedelic treatments.

“This space is ideal for the delivery of effective psilocybin experiences for people with a wide array of treatment resistant mental health disorders,” remarked KAYS’ CEO Craig Frank. “We intend to reach out to people with PTSD, addictions, eating disorders, and depression to provide access to affordable relief, making The Scared Mushroom™ a center for healing.”

In 2014, KAYS became the first US public company to own and operate a medical cannabis dispensary in the United States and is again seeking to break ground with the planned opening of The Sacred Mushroom™ Psilocybin Treatment Center. KAYS plans to operate The Sacred Mushroom™ as part of its Fifth Dimension Therapeutics, Inc. subsidiary (“FDT”), which also plans to work cooperatively with select pharmaceutical companies to maximize the curative potential of psilocybin.

“We believe that the executed lease with the Falcon Building is a significant milestone in our efforts to launch this first location,” said W. David Jones, KAYS Sr. Advisor for Business Development and Financial Operations. “The Sacred Mushroom™ intends to file its Oregon health Authority (“OHA”) Licensing application within the next 30 days, as we have already confirmed zoning approval with the City of Portland (through approval of the requisite Land Use Compatibility Statement), and Bryan Arnold (a KAYS employee and vice president of FDT) has already received his OHA Psilocybin Facilitator license which will allow him to oversee the operation at The Sacred Mushroom™. ” The launch of “The Sacred Mushroom™ Psilocybin Treatment Center is dependent, among other matters on final OHA licensing and receipt of final financing from our investors.

KAYS SHAREHOLDERS AND OTHER INTERESTED PARTIES - PLEASE UPDATE YOUR CONTACT INFORMATION

We routinely receive calls and emails from shareholders asking us questions about KAYS, so we are asking all KAYS shareholders to email us and confirm their contact info. Please email info@kayaholdings.com with "KAYS shareholder update" in the subject line and include your name, address, phone number and number of shares you own so that we may make sure you receive all updates and can respond to any shareholder inquiries. If you would like to speak to someone at the Company, please call ore text 954-480-3960 and someone will get right back to you.

About Kaya Holdings, Inc. (www.kayaholdings.com)

Kaya Holdings, Inc is a “mind care” company with operations in medical/recreational cannabis and pending operations in the emerging psilocybin sector. KAYS is a fully reporting, US-based publicly traded company, listed for trading on the over-the-counter market under the symbol KAYS.

In 2014 KAYS became the first US public company to own and operate a medical cannabis dispensary (in Portland, Oregon). The Company still operates the original Kaya Shack™ cannabis dispensary while seeking to shift our cannabis operations to serve the European Union. KAYS has interests in three medical cannabis licenses (2 in Greece, 1 in Israel) to advance this effort.

Resuming its role as innovator and trend setter, the Company is again breaking ground in the United States with the planned introduction of psilocybin treatment centers through our majority owned subsidiary, Fifth Dimension Therapeutics, Inc. (“FDT”).

KAYS subsidiaries include:

Fifth Dimension Therapeutics, Inc. serves as the Company's operating branch in the psychedelic treatment sector, including operation of mushroom cultivation facilities and The Scared Mushroom™ treatment centers.

Marijuana Holdings Americas, Inc. owns the Kaya Shack™ brand of licensed medical and recreational marijuana stores (www.kayashack.com) and the Kaya Farms™ brand of cannabis production and processing operations in the United States.

Kaya Brands International, Inc., serves as the vehicle for the Company's non-U.S. operations including cultivation activities under development in Greece and Israel.

Kaya Brands USA, Inc. owns a wide range of proprietary brands of cannabis extracts, oils, pre-rolls, topicals, edibles and beverages, cannaceuticals and related accessories.

Important Disclosure

KAYS is planning execution of its stated business objectives in accordance with current understanding of state and local laws and federal enforcement policies and priorities as it relates to psychedelics and cannabis. Potential investors and shareholders are cautioned that KAYS and subsidiaries including FDT will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana and psychedelic products, engaging in said activities or acquiring existing production/sales operations). Advice of counsel with regard to specific activities of KAYS, federal, state or local legal action or changes in federal government policy and/or state and local laws may adversely affect business operations and shareholder value. Additionally, the launch of The Sacred Mushroom™ Psilocybin Treatment Center is dependent, among other matters, on final Oregon Health Authority (“OHA”) licensing and receipt of final financing from our investors.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.